Exhibit 99.1

DELTIC Timber Corporation

	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE: IMMEDIATELY	CONTACT:	Kenneth D. Mann
October 18, 2007		Investor Relations
(870) 881-6432

Deltic’s Rowe Retires, New Vice President,

General Counsel, and Secretary Named

EL DORADO, AR — W. Bayless Rowe, Vice President, General Counsel, and Secretary of Deltic Timber Corporation, has announced his planned retirement from the Company effective November 1, 2007. Rowe, 55, has been a member of Deltic’s management team since the Company’s spin-off from Murphy Oil Corporation in 1996. Prior to the spin-off, Rowe held various management positions with increasing responsibility at Murphy Oil during his 19-year tenure there.

“Bayless’ many years of institutional knowledge and experience in various aspects of the ever-changing legal environment has been extremely valuable to the Company,” stated Ray C. Dillon, Deltic’s President and Chief Executive Officer. “He has also served Deltic’s Board well in the role of Corporate Secretary. We appreciate his service and wish him and his wife, Kay, well.”

Phillip A. Pesek, 51, has joined Deltic and has been elected to succeed Rowe as Vice President, General Counsel, and Secretary, effective October 22. Prior to joining the Company, Pesek was Vice President, General Counsel, and Secretary of Anthony Forest Products Company, and before that, worked in various legal roles for The Home Depot, Inc., Wal-Mart Stores, Inc., and Dillard’s, Inc. Pesek holds a Bachelor of Science degree from the University of Texas at Galveston and earned his Juris Doctorate from the University of Arkansas at Little Rock.

“The Company is fortunate to have been able to attract an individual as capable as Phil Pesek to assume the position of General Counsel,” Dillon said. “His vast experience and varied operational and legal background, particularly with other forest and building products related companies, has prepared him well to serve Deltic, its Board, and the Company’s shareholders.”

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns over 438,000 acres of timberland, operates two sawmills, and is engaged in real estate development in Little Rock and Hot Springs, Arkansas. Headquartered in El Dorado, Arkansas, Deltic is publicly traded on the New York Stock Exchange under the symbol DEL.